Exhibit 10.1

APPLIED THERAPEUTICS INC.

Les Funtleyder

November 17, 2023

Dear Les:

We are pleased to offer you full time employment with Applied Therapeutics Inc. (the “Company”) under the terms set forth in this offer letter (the “Offer Letter”), effective as of your start date with the Company. Your anticipated start date is November 20, or a date to be mutually agreed upon (such actual date of your commencement of employment shall be referred to herein as the “Start Date”).

1.	Employment by the Company.

(a)	Position. You will serve as the Company’s Chief Financial Officer until such time as your employment is terminated in accordance with Section 8 below. During the term of your employment with the Company, you will devote your best efforts and attention to the business of the Company. You will continue to serve as a member of the Board of Directors of the Company (the “Board”) immediately following the Start Date, but you will no longer receive any compensation for your service on the Board while you are serving as an employee of the Company; provided, that, any equity awards you were previously granted will continue to vest in accordance with their terms.

(b)	Duties and Location. Your primary duties will be to direct financial operations and reporting, investor relations, regulatory activities and business development and provide other customary support that a chief financial officer of a similar organization would provide. You will have the duties, responsibilities and authorities as are customary for the position of CFO and as may be reasonably directed by the Chief Executive Officer (“CEO”), to whom you will report. Your primary work location will be the Company’s office in New York, New York, subject to any remote work arrangements approved by the CEO. Notwithstanding the foregoing, the Company reserves the right to reasonably require you to perform your duties at places other than your primary office location from time to time, and to require reasonable business travel. The Company may modify your job title and duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time.

2.	Base Salary and Employee Benefits.

(a)	Salary. You will receive for services to be rendered hereunder a starting base salary paid at the rate of $525,000 per year, less standard payroll deductions and tax withholdings. Your base salary will be paid on the Company’s ordinary payroll cycle. As an exempt salaried employee, you will be required to work the Company’s normal business hours, and such additional time as appropriate for your work assignments and position, and you will not be entitled to overtime compensation. Your base salary will be reviewed annually.

(b)	Benefits. As a regular full-time employee, you will be eligible to participate in the Company’s standard employee benefits offered to executive level employees, as in effect from time to time and subject to plan terms and generally applicable Company policies. Details about these benefits plans will be provided, upon request.

3.	Annual Bonus. You will be eligible to earn an annual performance and retention bonus of up to forty percent (40%) of your base salary rate (the “Annual Bonus”). The Annual Bonus will be based upon the Company’s Board of Directors’ (the “Board”) assessment of your performance and the Company’s attainment of targeted goals as set by the Board in its sole discretion. Bonus payments, if any, will be subject to applicable payroll deductions and withholdings. Following the close of each calendar year, the Board will determine whether you have earned an Annual Bonus, and the amount of any such bonus, based on, among other things, the achievement of such goals. Subject to Section 9(a)(iii) below, you must be an employee on the Annual Bonus payment date to be eligible to receive an Annual Bonus. The Annual Bonus, if earned, will be paid no later than March 15 of the calendar year after the applicable bonus year. Your bonus eligibility is subject to change in the discretion of the Board (or any authorized committee thereof). For the avoidance of doubt, the Annual Bonus for 2023, if any, will be pro-rated based on the number of days from the Start Date through December 31, 2023.

4.	Expenses. The Company will reimburse you for reasonable travel, entertainment or other expenses incurred by you in furtherance or in connection with the performance of your duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

5.	Equity Compensation. Effective as of your Start Date, the Company will grant you restricted stock units (“RSUs”) relating to 300,000 shares of the Company’s common stock (“Shares”). The RSUs will be subject to all of the terms and conditions set forth in the Company’s 2019 Equity Incentive Plan (the “Plan”) and the applicable award agreement (the “Award Agreement”). The Award Agreement will provide for vesting of the RSUs in equal monthly instalments over two years following your Start Date, subject in each case to your continued active employment with the Company through the applicable vesting date. The complete terms and conditions of your RSUs will be as set forth in the Plan and the Award Agreement. Notwithstanding anything in this Offer Letter, any equity plan of the Company or any award agreement to the contrary, in the event of a Change in Control (as defined in the Plan), the Company shall accelerate the vesting of any then-unvested Shares subject to your outstanding equity awards, including the RSUs, such that one hundred percent (100%) of such Shares shall be deemed immediately vested (and exercisable, as applicable) as of the date of such Change in Control.

6.	Compliance with Confidentiality Information Agreement and Company Policies. In connection with your employment with the Company, you will receive and have access to Company confidential information and trade secrets. Accordingly, attached hereto as Exhibit A is the Company’s Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement (the “Confidentiality Agreement”), which contains restrictive covenants and prohibits unauthorized use or disclosure of the Company’s confidential information and trade secrets, among other obligations. Please review the Confidentiality Agreement and only sign it after careful consideration. In addition, you are required to abide by the Company’s policies and procedures, as modified from time to time within the Company’s discretion. In the event the terms of this Offer Letter differ from or are in conflict with the Company’s general employment policies or practices, this Offer Letter shall control. Notwithstanding anything to the contrary in this Offer Letter or in the Confidentiality Agreement, Confidential Information shall not include your business contacts prior to your employment with the Company, whether in paper or electronic form (your “Rolodex”); provided, however that the contents of the Rolodex does not contain proprietary information developed during your employment with the Company or otherwise belonging to the Company. Additionally, nothing herein is intended to limit the scope of your non-solicitation obligations as set forth in the Confidentiality Agreement.

7.	Protection of Third-Party Information. In your work for the Company, you will be expected not to make any unauthorized use or disclosure of any confidential or proprietary information, including trade secrets, of any former employer or other third party to whom you have contractual obligations to protect such information. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You represent that you are able to perform your job duties within these guidelines, and you are not in unauthorized possession of any unpublished documents, materials, electronically-recorded information, or other property belonging to any former employer or other third party to whom you have a contractual obligation to protect such property. In addition, you represent and warrant that your employment by the Company will not conflict with any prior employment or consulting agreement or other agreement with any third party, that you will perform your duties to the Company without violating any such agreement(s), and that you have disclosed to the Company in writing any contract you have signed that may restrict your activities on behalf of the Company.

8.	At-Will Employment Relationship. Your employment relationship with the Company is at-will. Accordingly, you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company; and the Company may terminate your employment at any time, with or without Cause or advance notice. If your employment ends for any reason, the Company will provide you with (i) your unpaid Base Salary through the date of termination; (ii) all of your accrued, but unused paid time off time if required by law or Company policy; and (iii) any unpaid expense reimbursements accrued by you as of the date of termination (the “Accrued Obligations”).

9.	Severance Benefits.

(a)	Termination without Cause or Resignation for Good Reason Not in Connection with a Change in Control. If the Company terminates your employment without Cause (including as a result of your death or disability) or you resign for Good Reason (either a termination referred to as a “Qualifying Termination”), and provided such Qualifying Termination constitutes a Separation from Service (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service” and the date of such Separation from Service, the “Separation from Service Date”), then subject to Sections 11 (“Conditions to Receipt of Severance Benefits”) and 12 (“Return of Company Property”) below and your continued compliance with the terms of this Offer Letter (including without limitation the Confidentiality Agreement), in addition to your Accrued Obligations, the Company will provide you (or your estate, as applicable) with the following severance benefits (the “Severance Benefits”):

(i)	Cash Severance. The Company will pay you (or your estate, as applicable), as cash severance, three (3) months of your base salary in effect as of your Separation from Service Date (such three (3) month period the “Salary Continuation Period”), less standard payroll deductions and tax withholdings (the “Severance”). The Severance will be paid in installments in the form of continuation of your base salary payments, paid on the Company’s ordinary payroll dates, commencing on the Company’s first regular payroll date that is more than sixty (60) days following your Separation from Service Date (the date of such payment, the “First Payment Date”), and shall be for any accrued base salary for the sixty (60)-day period plus the period from the sixtieth (60th) day until the regular payroll date, if applicable, and all salary continuation payments thereafter, if any, shall be made on the Company’s regular payroll dates.

(ii)	COBRA Severance. As an additional Severance Benefit, the Company will continue to pay the cost of your (and, if applicable, your covered dependents’) health care coverage in effect at the time of your Separation from Service for a maximum of three (3) months, either under the Company’s regular health plan (if permitted), or by paying your COBRA premiums (the “COBRA Severance”). The Company’s obligation to pay the COBRA Severance on your behalf will cease if you obtain health care coverage from another source (e.g., a new employer or spouse’s benefit plan), unless otherwise prohibited by applicable law. You must notify the Company within two (2) weeks if you obtain coverage from a new source. This payment of COBRA Severance by the Company would not expand or extend the maximum period of COBRA coverage to which you would otherwise be entitled under applicable law. Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA Severance without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of your termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made on the last day of each month regardless of whether you elect COBRA continuation coverage and shall end on the earlier of (x) the date upon which you obtain other coverage or (y) the last day of the third (3rd) calendar month following your Separation from Service Date.

(iii)	As an additional Severance Benefit, the Company will pay you a prorated portion of an Annual Bonus for the year in which termination occurs equal to the maximum Annual Bonus of 40 percent of your then current base salary, prorated for the number of days in such year prior to the date of termination, payable on the First Payment Date.

(iv)	In the event of a Qualifying Termination, as an additional Severance Benefit, the Company shall accelerate the vesting of any then-unvested Shares subject to any outstanding equity awards, including the RSUs, such that one hundred percent (100%) of such Shares shall be deemed immediately vested and exercisable as of your Separation from Service Date.

(b)	Termination without Cause or Resignation for Good Reason in Connection with Change in Control Termination. In the event of a Qualifying Termination that occurs three (3) months prior to, upon, or within twelve (12) months following the effective closing of a Change in Control, provided such Qualifying Termination constitutes a Separation from Service, then subject to Sections 11 (“Conditions to Receipt of Severance Benefits”) and 12 (“Return of Company Property”) below and your continued compliance with the terms of this Offer Letter (including without limitation the Confidentiality Agreement), then in addition to your Accrued Obligations and the Severance Benefits provided in Section 9(a) hereof, the Company shall accelerate the vesting of any then-unvested Shares subject to any outstanding equity awards, including the RSUs, such that one hundred percent (100%) of such Shares shall be deemed immediately vested and exercisable as of your Separation from Service Date (together with the Severance Benefits, the “CIC Severance Benefits”).

(c)	Exception to Payment of Severance Benefits. Notwithstanding anything set forth in this Section 9 to the contrary, if you remain in service on the Board following the termination of your employment for any reason, your termination of employment will not be deemed to be a termination without Cause or resignation for Good Reason and you will not be eligible to receive the Severance Benefits other than the Severance Benefits provided for in Section 9(a)(iv) above.

10.	Resignation Without Good Reason; Termination for Cause. If, at any time, you resign your employment without Good Reason, or the Company terminates your employment for Cause, you will receive only your Accrued Obligations. Under these circumstances, you will not be entitled to any other form of compensation from the Company, including any Severance Benefits or CIC Severance Benefits, other than any rights to which you are entitled under the Company’s benefit programs.

11.	Conditions to Receipt of Severance Benefits. Prior to and as a condition to your (or your estate’s, as applicable) receipt of the Severance Benefits or CIC Severance Benefits described above, you (or your estate, as applicable) shall execute and deliver to the Company an executive release of claims in favor of and in a form acceptable to the Company (the “Release”) within the timeframe set forth therein, but not later than forty-five (45) days following your Separation from Service Date, and allow the Release to become effective according to its terms (by not invoking any legal right to revoke it) within any applicable time period set forth therein (such latest permitted effective date, the “Release Deadline”).

12.	Return of Company Property. Except as otherwise set forth in this Section 12, upon the termination of your employment for any reason, as a precondition to your receipt of the Severance Benefits or CIC Severance Benefits (if applicable), within five (5) days after your Separation from Service Date (or earlier if requested by the Company), you will return to the Company all Company documents (and all copies thereof) and other Company property within your possession, custody or control, including, but not limited to, Company files, notes, financial and operational information, customer lists and contact information, product and services information, research and development information, drawings, records, plans, forecasts, reports, payroll information, spreadsheets, studies, analyses, compilations of data, proposals, agreements, sales and marketing information, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, tablets, handheld devices, and servers), credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential information of the Company, and all reproductions thereof in whole or in part and in any medium. You further agree that you will make a diligent search to locate any such documents, property and information and return them to the Company within the timeframe provided above. In addition, if you have used any personally-owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five (5) days after your Separation from Service Date you must provide the Company with a computer-useable copy of such information and permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system, as requested, to verify that the necessary copying and deletion is done. If requested, you shall deliver to the Company a signed statement certifying compliance with this Section prior to the receipt of the Severance Benefits or CIC Severance Benefits. Notwithstanding anything to the contrary herein or in the Confidentiality Agreement, (i) you shall be entitled to keep copies of your Rolodex (subject to the clarification in the last two sentences of Section 6 herein), and documents relating to your compensation and the terms of your employment with the Company and (ii) if you remain in service as a member of the Board following your termination of employment for any reason, this Section 12 will not apply until such time as you cease serving on the Board.

13.	Outside Activities. Throughout your employment with the Company, you will be eligible to engage in other activities, so long as such activities do not interfere with the performance of your duties hereunder and are in accordance with the Company’s Code of Business Conduct and Ethics. During your employment by the Company, except on behalf of the Company, you will not directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant of any other person, corporation, firm, partnership or other entity whatsoever known by you to compete with the Company (or is planning or preparing to compete with the Company), anywhere in the world, in any line of business engaged in (or demonstrably planned to be engaged in) by the Company; provided, however, that you may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange.

14.	Definitions. For purposes of this Offer Letter, the following terms shall have the following meanings:

For purposes of this Offer Letter, “Cause” for termination will mean your: (a) conviction (including a guilty plea or plea of nolo contendere) of any felony or any other crime involving fraud, dishonesty or moral turpitude; (b) your commission or attempted commission of or participation in a fraud or act of material dishonesty or misrepresentation against the Company; (c) material breach of your duties to the Company; (d) intentional damage to any property of the Company; (e) willful misconduct, or other willful violation of Company policy that causes material harm to the Company; or (f) material violation of any written and fully executed contract or agreement between you and the Company, including without limitation, material breach of your Confidentiality Agreement, or of any statutory duty you owe to the Company. No Cause shall exist unless the Company has provided you with written notice of termination describing the particular circumstances giving rise to Cause (which notice shall be delivered within thirty (30) days of the initial occurrence or discovery by the Company of the alleged Cause conduct), and has provided you the opportunity to cure, to the extent reasonably susceptible to cure, such circumstances within thirty (30) days after receiving such notice. If you so effect a cure, the notice of Cause shall be deemed rescinded and of no force or effect.

For purposes of this Offer Letter, you shall have “Good Reason” for resigning from employment with the Company if any of the following actions are taken by the Company without your prior written consent: (a) a material reduction in your base salary, which the parties agree is a reduction of at least ten percent (10%) of your base salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees); (b) a material reduction in your duties (including responsibilities and/or authorities), provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” in and of itself unless your new duties are materially reduced from the prior duties; (c) relocation of your principal place of employment to a place that increases your one-way commute by more than fifty (50) miles as compared to your then-current principal place of employment immediately prior to such relocation; or (d) a material breach of this Offer Letter; provided, that, your ceasing to serve as a member of the Board shall not in and of itself be deemed to be Good Reason. In order to resign for Good Reason, you must provide written notice to the Company’s CEO within thirty (30) days after the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation, allow the Company at least thirty (30) days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, you must resign from all positions you then hold with the Company not later than thirty (30) days after the expiration of the cure period.

15.	Compliance with Section 409A. It is intended that the Severance Benefits and CIC Severance Benefits set forth in this Offer Letter satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (Section 409A, together with any state law of similar effect, “Section 409A”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this Offer Letter (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Offer Letter, if the Company (or, if applicable, the successor entity thereto) determines that the Severance Benefits and CIC Severance Benefits constitute “deferred compensation” under Section 409A and you are, on the date of your Separation from Service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of adverse personal tax consequences under Section 409A, the timing of the Severance Benefits and CIC Severance Benefits shall be delayed until the earliest of: (i) the date that is six (6) months and one (1) day after your Separation from Service Date, (ii) the date of your death, or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments or benefits deferred pursuant to this Section shall be paid in a lump sum or provided in full by the Company (or the successor entity thereto, as applicable), and any remaining payments due shall be paid as otherwise provided herein. No interest shall be due on any amounts so deferred. If the Severance Benefits and CIC Severance Benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which you have a Separation from Service, the Release will not be deemed effective any earlier than the Release Deadline. The Severance Benefits and CIC Severance Benefits are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly. Notwithstanding anything to the contrary herein, to the extent required to comply with Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Offer Letter providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A. With respect to reimbursements or in-kind benefits provided to you hereunder (or otherwise) that are not exempt from Section 409A, the following rules shall apply: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any one of your taxable years shall not affect the expenses eligible for reimbursement, or in-kind benefit to be provided in any other taxable year, (ii) in the case of any reimbursements of eligible expenses, reimbursement shall be made on or before the last day of your taxable year following the taxable year in which the expense was incurred, (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

16.	Section 280G; Parachute Payments.

(a)	If any payment or benefit you will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Offer Letter (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(b)	Notwithstanding any provision of subsection (a) above to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

(c)	Unless you and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change in control transaction, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 16 (“Section 280G; Parachute Payments”). The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a 280G Payment becomes reasonably likely to occur (if requested at that time by you or the Company) or such other time as requested by you or the Company.

(d)	If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 16(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, you agree to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 16(a)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 16(a), you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

17.	Dispute Resolution. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Offer Letter, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. Prior to any arbitration, you and the Company agree first to engage in prompt and serious good faith discussions to resolve the dispute. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, sexual harassment claims, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. You and the Company shall equally share all JAMS’ arbitration fees. Each party is responsible for its own attorneys’ fees, except as expressly set forth in your Confidentiality Agreement. Nothing in this Offer Letter is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

18.	Indemnification. You will be entitled to indemnification both in your capacity as an officer of the Company and as a director of the Company to the maximum extent permitted by applicable law and the Company’s Bylaws with terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement. At all times during your employment, the Company shall maintain in effect a directors and officers liability insurance policy with you as a covered officer.

19.	Miscellaneous. This Offer Letter, together with your Confidentiality Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s or Board’s discretion in this Offer Letter, require a written modification approved by you and the Company and signed by you and a duly authorized officer of the Company. This Offer Letter will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Offer Letter is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Offer Letter and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Offer Letter shall be construed and enforced in accordance with the laws of the State of New York without regard to conflicts of law principles. Any ambiguity in this Offer Letter shall not be construed against either party as the drafter. Any waiver of a breach of this Offer Letter, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Offer Letter may be executed and delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Please sign and date this Offer Letter and the enclosed Confidentiality Agreement and return them to me on or before November 20, 2023 if you wish to accept the terms and conditions described above. The terms and conditions of employment offered herein will expire if I do not receive this signed Offer Letter by that date. I would be happy to discuss any questions that you may have about these terms. This Offer Letter may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

Sincerely,

/s/ Shoshana Shendelman
Shoshana Shendelman
Chief Executive Officer

Reviewed, Understood, and Accepted:

/s/ Les Funtleyder	November 17, 2023
Les Funtleyder	Date

EXHIBIT A

CONFIDENTIALITY AGREEMENT